Exhibit 23.1


Consent of Independent Auditors

We hereby consent to the inclusion in Veritec Inc.'s Current Report on Form 8-K/A of Tokai & Co.'s audit of the combined financial statements of Veritec Iconix Ventures, Inc. as of June 30, 2002 and 2001, and the years ended June 30, 2002 and 2001, and our reports thereon dated February 25, 2003.


/s/ Tokai & Co.
Nagoya, Japan
June 25, 2003